CARTER LEDYARD & MILBURN LLP
                                Counselors at Law

                                  2 Wall Street
                             New York, NY 10005-2072       701 8th Street, N.W.,
                                                                 Suite 410
                                                       Washington, DC 20001-3893
    Steven J. Glusband                 o                       (202) 898-1515
          Partner                                                     o
             o                Tel (212) 732-3200          570 Lexington Avenue
 Direct Dial: 212-238-8605    Fax (212) 732-3232         New York, NY 10022-6856
 E-mail: glusband@clm.com                                    (212) 371-2720



                                            July 28, 2007

VIA EDGAR
---------

Mr. Jim B. Rosenberg
Senior Assistant Chief Accountant
Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

                      Re:   Prana Biotechnology Limited
                            Form 20-F for Fiscal Year Ended June 30, 2006
                            Form 20-F/A for the Fiscal Year Ended June 30, 2006 File No. 0-49843
                            ----------------

Dear Mr. Rosenberg:

         Please be advised that our client, Prana Biotechnology Ltd. (the "Company"), will require additional time to respond to the Staff's comments contained in a letter addressed to Mr. Geoffrey P. Kempler, Chief Executive Officer of the Company, dated August 21, 2007. The Company expects that it will be able to respond to the comments on or before September 17, 2007.

         Thank you again for your cooperation.


                                            Very truly yours,

                                            /s/Steven J. Glusband
                                            Steven J. Glusband

SJG:tco